UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 21, 2007

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On February 21, 2007, the Compensation Committee of the Board of Directors of Placer Sierra Bancshares (NASDAQNMS: PLSB) (the “Company”) approved amendments to current agreements with executives to provide for payments to be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder, which section was added to the Internal Revenue Code by the American Jobs Creation Act of 2004.

As of the Company’s most recent filing with the SEC requiring disclosure of compensation of named executive officers, executive officers who would qualify as the Company’s named executive officers (as defined in Item 401(a)(3) of Regulation S-K), for whom amendments to current agreements were approved are:

David E. Hooston, the Company’s Chief Financial Officer;

Randall E. Reynoso, the Company’s Chief Operating Officer; and

Angelee J. Harris the Company’s General Counsel.

The amendments to the named executive officer contracts (and the other executive officer contracts) will be filed with the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007.

Item 8.01	Other Events.

On February 21, 2007 the California Court of Appeal, Fourth Appellate District, Division Three reversed and remanded for further consideration by the trial court the judgment and satisfaction of judgment entered by the Superior Court of the State of California for the County of Orange in a litigation matter, Bank of Orange County v. Azar. et al. The litigation matter involves Bank of Orange County, a division of our bank. Bank of Orange County v. Azar et al, was originally filed on November 18, 2003. On June 23, 2005, Bank of Orange County received a notice of entry of judgment and satisfaction of judgment with respect to this matter. The litigation relates to a number of Cerritos Valley Bank shareholders who exercised their statutory right pursuant to Chapter 13 of the California Corporations Code to dissent from the 2002 merger of Cerritos Valley Bank with and into Bank of Orange County. Rather than accept the merger consideration of $9.79 per share of common stock paid to Cerritos Valley Bank shareholders who did not dissent from the merger, the dissenting shareholders claimed that the fair market value of their shares of common stock was $25.76 per share. Prior to consummation of the merger, Bank of Orange County deposited the sum of approximately $3.8 million with the exchange agent for the merger, representing $9.79 per share multiplied by the number of shares held by dissenting shareholders.

In January 2004, Bank of Orange County and the dissenting shareholders entered into a settlement agreement, which provided that the fair market value of the shares would be determined by an appraisal process. Under the terms of the agreement, each party’s appraiser valued the shares. After conducting the appraisal, each appraiser reached a different dollar amount. Because the difference between the two amounts exceeded a specified range, the settlement agreement provided that a third appraiser be selected by the two other appraisers, to determine the fair market value of the Cerritos Valley Bank common stock. The third appraiser determined that the fair market value of the shares held by the dissenting shareholders was $5.95. Based on the $5.95 valuation, the bank paid the dissenting shareholders approximately $2.2 million. On June 20, 2005, the Superior Court of the State of California in Orange County entered judgment stating that the amount the Bank paid to the dissenting shareholders represented full satisfaction of both the settlement agreement and all amounts owed by Bank of Orange County pursuant to Chapter 13 of the California Corporations Code. This is the judgment that has been reversed by the California Court of Appeal as of February 21, 2007. The judgment was originally appealed in February 2006 by certain dissenting shareholders that hold a majority of the Cerritos Valley Bank common stock involved in the litigation. Shareholders holding the remaining Cerritos Valley Bank common stock involved in the litigation did not participate in the appeal.

In the appeal decision, the Court of Appeal decided that the settlement agreement set up an arbitration procedure and that the case should be remanded to the trial court to confirm, vacate or modify the arbitration award of the third appraiser pursuant to the procedures set forth in the California Arbitration Act. The trial court will have the discretion to confirm, vacate or modify the award by the third appraiser. Bank of Orange County intends to continue to vigorously prosecute this action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)
Date: February 27, 2007
/s/ Frank J. Mercardante
Frank J. Mercardante Chief Executive Officer